Exhibit 10.43

*** PRIVATE & CONFIDENTIAL ***

December 1, 2016

Mike:

Regarding your continued contribution to the project and Virgin Galactic, LLC, I am pleased to confirm the following compensation change described below.

Effective December 5, 2016 you will receive an increase to your base compensation to $285,000 annually, subject to applicable tax withholdings. Your target bonus will also be increased to 40%.

Please note, any employee that is hired or receives an increase to pay on October 1st or later, will not be eligible for the next Cost Of Living Adjustment, which generally takes place on or about January of the following year.

Thank you for all your hard work and dedication.

All other terms and conditions of your employment set forth in your original Offer Letter will remain unchanged.

Sincerely,

/s/ George T. Whitesides
George Whitesides
Chief Executive Officer